Exhibit 10.1

GENUINE PARTS COMPANY
ANNUAL INCENTIVE BONUS PLAN

TABLE OF CONTENTS

ARTICLE 1 ESTABLISHMENT OF PLAN	1
1.1 Background	1
1.2 Purpose	1
1.3 Effective Date	1
ARTICLE 2 DEFINITIONS	1
2.1 Definitions	1
ARTICLE 3 ADMINISTRATION	2
3.1 Committee	2
3.2 Authority of Committee	2
3.3 Decisions Binding	3
ARTICLE 4 ELIGIBILITY	3
4.1 Designation of Participants	3
4.2 Partial Year Participation	3
4.3 Demotions	3
ARTICLE 5 OPERATION OF THE PLAN	4
5.1 Plan Structure	4
5.2 Establishment of Target Bonuses	4
5.3 Company Financial Objectives	4
5.4 Individual Performance Objectives	4
5.5 Threshold Performance Goal and Individual Award Limits	5
5.6 Payout Form and Timing	5
5.7 Terminations of Employment	5
ARTICLE 6 AMENDMENT, MODIFICATION AND TERMINATION	6
6.1 Amendment, Modification and Termination	6
6.2 Termination After or During Plan Year	6
ARTICLE 7 GENERAL PROVISIONS	6
7.1 No Right to Participate	6
7.2 No Right to Employment	6
7.3 Withholding	6
7.4 Funding	6
7.5 Expenses	6
7.6 Titles and Headings	7
7.7 Gender and Number	7
7.8 Governing Law	7
7.9 2006 Incentive Plan Controls	7

GENUINE PARTS COMPANY
ANNUAL INCENTIVE BONUS PLAN
ARTICLE 1
ESTABLISHMENT OF PLAN
1.1 BACKGROUND. This Annual Incentive Bonus Plan (the “Annual Incentive Bonus Plan” or the “Plan”) is a subplan of the Genuine Parts Company 2006 Long-Term Incentive Plan (“2006 Incentive Plan”), consisting of a program for the grant of annual Performance-Based Cash Awards under Article 9 of the 2006 Incentive Plan. This Plan has been established and approved, and will be administered by, the Committee pursuant to the terms of the 2006 Incentive Plan, including without limitation, Section 14.11 thereof. It is intended that the Performance Bonuses earned under this Plan shall be Qualified Performance-Based Cash Awards with respect to Participants who are Covered Employees, with the intent that the Performance Bonuses will be fully deductible by the Company without regard to the limitations of Code Section 162(m). The applicable Award limits of Section 5.4 of the 2006 Incentive Plan shall apply with respect to this Plan. As of the Effective Date, Section 5.4 of the 2006 Incentive Plan provides that the aggregate dollar value of any Performance-Based Cash Award that may be paid to any one Participant during any one calendar year under the 2006 Incentive Plan is $7,500,000.
1.2. PURPOSE. The purpose of this Plan is to provide for the payment of a cash bonus to key employees of the Company, the payment of which will be based on the achievement of Performance Objectives during a Plan Year. Company Financial Objectives are designed to focus on overall corporate financial results that drive shareholder value. Unless otherwise specified by the Committee, the Performance Objectives include Company Financial Objectives, Individual Performance Objectives and Threshold Earnings Performance.
1.3. EFFECTIVE DATE. This Plan was approved by the Committee on March 13, 2009, to be effective as of the beginning of Plan Year 2009.
ARTICLE 2
DEFINITIONS
2.1. DEFINITIONS. Capitalized terms used herein and not otherwise defined shall have the meanings assigned to such terms in the 2006 Incentive Plan. In addition, the following terms shall have the following meanings for purposes of this Plan, unless the context in which they are used clearly indicates that some other meaning is intended.
Annual Incentive Bonus Plan or Plan. The Genuine Parts Company Annual Incentive Bonus Plan, a subplan of the 2006 Incentive Plan, as set forth in this document together with any subsequent amendments hereto.
Committee. The Compensation, Nominating and Governance Committee of the Board of Directors of the Company.

Company Financial Objectives. The Company Financial Objectives established by the Committee for a Plan Year, as provided in Article 5.
Effective Date. January 1, 2009.
GAAP. Generally accepted accounting principles for U.S. companies.
Individual Award Limit. Has the meaning described in Section 5.5.
Individual Performance Objectives. The Individual Performance Objectives established by the Committee for a Plan Year, as provided in Article 5.
Performance Bonus. The bonus payable to a Participant under this Plan calculated by reference to the achievement of applicable Performance Objectives, as determined in accordance with Article 5.
Performance Objectives. Collectively with respect to a Participant, Threshold Earnings Performance and any other Company Financial Objectives and Individual Performance Objectives (applicable to the Participant), as provided in Article 5.
Plan Year. January 1 to December 31 of each year.
Schedule. Means a document setting forth, with respect to one or more Participants, Company Financial Objectives and/or Individual Performance Objectives for a Plan Year and the relative weightings of such measures and such other information as the Committee determines is appropriate.
Target Bonus. Has the meaning described in Section 5.2.
Threshold Earnings Performance. Has the meaning give such term in Section 5.5.
ARTICLE 3
ADMINISTRATION
3.1. COMMITTEE. This Plan shall be administered by the Committee.
3.2. AUTHORITY OF COMMITTEE. Without limiting its authority under Article 4 of the 2006 Incentive Plan, the Committee has the exclusive power, authority and discretion to:
(a) Designate Participants for each Plan Year;
(b) Establish and review Performance Objectives and weightings for different Performance Objectives for each Plan Year;
(c) Establish Target Bonuses for Participants for each Plan Year;

(d) Determine whether and to what extent Performance Objectives were achieved for each Plan Year;
(e) Increase (subject to the Individual Award Limit) or decrease the Performance Bonus otherwise payable to any Participant resulting from the achievement of Performance Objectives in any Plan Year, based on such subjective factors as the Committee shall deem relevant;
(f) Establish, adopt or revise any rules and regulations as it may deem necessary or advisable to administer this Plan;
(g) Make all other decisions and determinations that may be required under this Plan or as the Committee deems necessary or advisable to administer this Plan; and
(h) Amend this Plan as provided herein.
3.3. DECISIONS BINDING. The Committee’s interpretation of this Plan and all decisions and determinations by the Committee with respect to this Plan are final, binding, and conclusive on all parties.
ARTICLE 4
ELIGIBILITY
4.1. DESIGNATION OF PARTICIPANTS. Officers of the Company or its Subsidiaries are eligible to participate in the Plan. Before March 31 of each Plan Year, the Committee shall approve the Participants and their Target Bonuses for that Plan Year. The Company will notify Participants of their eligibility to participate, and the terms thereof, in writing. The Chief Executive Officer may designate additional Senior Vice Presidents or Executive Vice Presidents as Participants and shall promptly report such additional names to the Committee; provided, however, that such delegated authority shall be limited to individuals who are not anticipated to be Covered Employees for the Plan Year. The Committee, in its discretion, may determine whether other positions may qualify for participation in all or any portion of this Plan for any subsequent Plan Year or change Target Bonuses of existing Participants.
4.2. PARTIAL YEAR PARTICIPATION. If a Participant begins employment or is promoted to an eligible position after the beginning of a Plan Year, the Committee, in its discretion, may determine whether such person may participate in this Plan and if so, the terms of such participation, which will be pro rated based on the number of days such person participated in this Plan during the Plan Year, unless the Committee determines otherwise. If a Participant takes a leave of absence during the Plan Year for any reason the Participant will receive a pro rata share of a Performance Bonus, if any, for such Plan Year, unless the Committee decides otherwise.
4.3. DEMOTIONS. If a Participant is demoted during the Plan Year, the Committee will determine whether Plan participation ends at that time, or is continued, perhaps at a reduced level. If participation ends, any Performance Bonus earned during the time of participation will be prorated for the Plan Year.

ARTICLE 5
OPERATION OF THE PLAN
5.1. PLAN STRUCTURE. Each Participant shall be eligible to receive a Performance Bonus for the Plan Year if the Company meets or exceeds certain Performance Objectives set by the Committee. It is anticipated that the Committee shall establish or approve Performance Objectives and their respective weightings, and Target Bonuses as provided in Sections 5.2, 5.3 and 5.4. In establishing Performance Objectives, the Committee may take into account such factors as it deems appropriate, including, without limitation, prior year results, planned business results, anticipated business trends, performance relative to peer companies and macroeconomic conditions. Those Performance Objectives shall provide the framework for the Committee in determining the appropriate amount of incentive awards to payout in each Plan Year. However, this Plan is designed to provide the Committee discretion to make pay-outs that differ from those that would result from the application of Sections 5.2, 5.3 and 5.4, if circumstances warrant, so long as, at a minimum, the requirements of Section 5.5 are met. Such circumstances could include, for example and without limitation, events that are not anticipated at the time the Performance Objectives are established or extenuating circumstances or extraordinary performance that is not recognized through the Performance Objectives.
5.2. ESTABLISHMENT OF TARGET BONUSES. The Committee plans to establish Performance Objectives (in addition to Threshold Earnings Performance) and Target Bonuses (other than the Individual Award Limit) for each Plan Year, by approving the percentage of each Participant’s base salary that will be awarded to the Participant for that Plan Year if Threshold Earnings Performance is achieved and if the other established Performance Objectives are achieved at the target level (the “Target Bonus”). Each Participant’s Target Bonus percentage will be communicated in writing to the Participant. The actual Performance Bonus to a Participant may be greater or less than his or her Target Bonus, depending on the level of achievement of Company Financial Objectives, as provided in the relevant Schedule, and Individual Performance Objectives, and depending on whether the Committee exercises its discretion to increase or reduce a resulting Performance Bonus as provided herein.
5.3. COMPANY FINANCIAL OBJECTIVES. Before March 31 of each Plan Year, it is anticipated that the Committee will approve Company Financial Objectives for that Plan Year in addition to Threshold Earnings Performance, and shall set forth such Company Financial Objectives in one or more Schedules. The Schedule shall provide the formula that the Committee will use as a guide for determining a Participant’s Performance Bonus at a level below the Individual Award Limit.
5.4. INDIVIDUAL PERFORMANCE OBJECTIVES. Before March 31 of each Plan Year, it is anticipated that the Committee will approve Individual Performance Objectives for Participants who are executive officers and that the Chief Executive Officer or other appropriate officers will approve Individual Performance Objectives for other Participants. Any such Individual Performance Objectives will be communicated to Participants in writing. The Committee shall consider the degree of achievement of Individual Performance Objectives as a guide in exercising its discretion in determining a Participant’s Performance Bonus at a level below the Individual Award Limit.

5.5 THRESHOLD PERFORMANCE GOAL AND INDIVIDUAL AWARD LIMITS. Pursuant to Section 14.11 of the 2006 Incentive Plan, by adopting this Annual Incentive Bonus Plan on March 13, 2009 to be effective as of the beginning of Plan Year 2009, the Committee has established for each Plan Year beginning with Plan Year 2009 a threshold performance goal under the Plan based on net earnings from continuing operations, which is one of the Qualified Business Criteria approved by the shareholders under Section 14.11 of the 2006 Incentive Plan. Specifically, the threshold performance goal under the Plan for each such Plan Year is that the Company achieve positive consolidated net earnings from continuing operations for such fiscal year, calculated in accordance with GAAP and as reflected in the Company’s year-end earnings release for that year (“Threshold Earnings Performance”). Subject to Section 14.11(c) of the 2006 Incentive Plan in the case of the death or Disability of a Participant or the occurrence of a Change in Control, no incentive awards shall be payable under the Plan for any Plan Year unless Threshold Earnings Performance has been achieved.
In any Plan Year in which Threshold Earnings Performance is achieved, the Performance Bonus payable to each Participant under the Plan for such Plan Year shall be $2,000,000 (the “Individual Award Limit”) or any lesser amount determined by the Committee based on the level of actual performance compared to Company Financial Objectives and/or Individual Performance Objectives and such other Performance Objectives or any other criteria determined by the Committee. As described herein, it is anticipated that the Committee will exercise discretion such that the Performance Bonus paid to a Participant for a Plan Year would represent the amount that would be payable pursuant to the applicable Company Financial Objectives and/or Individual Performance Objectives, rather than the full Individual Award Limit. In any Plan Year in which the Committee fails to set a Target Bonus for a Participant, the Performance Bonus for that Participant shall be zero for that year unless the Committee determines otherwise (but in no event shall the bonus exceed the Individual Award Limit).
The Threshold Earnings Performance and the Individual Award Limit shall be communicated in writing to each Participant before March 31 of each Plan Year.
5.6. PAYOUT FORM AND TIMING. Performance Bonuses will be paid within thirty (30) days after the Committee determines whether and to what extent Performance Objectives were achieved, but no later than March 15 next following the end of the Plan Year for which the Performance Bonuses, if any, were earned.
5.7. TERMINATION OF EMPLOYMENT. In the event of the termination of a Participant’s employment prior to the end of the Plan Year by reason of the Participant’s death, Disability or Retirement, the Participant will be paid a Performance Bonus equal to the pro rata portion (based on the number of days worked during the Plan Year) of the Performance Bonus, if any, that would otherwise be payable if the Participant had continued employment through the end of the Plan Year, based on actual performance. For example, no Performance Bonus shall be paid if Threshold Earnings Performance is not achieved. If Threshold Earnings Performance is achieved, then the Participant’s Performance Bonus shall be based on the applicable performance matrix. Any such Performance Bonus shall be paid at the normal time for payment of Performance Bonuses hereunder. Any amounts paid on behalf of a deceased Participant will be paid to the Participant’s Beneficiary. For terminations after the end of the Plan Year, but before payout from this Plan, payout will be made as though the termination had not occurred.

ARTICLE 6
AMENDMENT, MODIFICATION AND TERMINATION
6.1. AMENDMENT, MODIFICATION AND TERMINATION. The Committee may, at any time and from time to time, amend, modify or terminate this Plan. The Committee may condition any amendment or modification on the approval of shareholders of the Company if such approval is necessary or deemed advisable with respect to tax, securities or other applicable laws, policies or regulations, including without limitation Code Section 162(m).
6.2. TERMINATION AFTER OR DURING PLAN YEAR. Termination of this Plan after a Plan Year but before Performance Bonuses are paid for that Plan Year will not reduce Participants’ rights to receive Performance Bonuses for the Plan Year. Termination or amendment of this Plan during a Plan Year may be retroactive to the beginning of the Plan Year, at the discretion of the Committee. If a Change in Control occurs, no amendment or termination may adversely affect amounts payable to a Participant without the consent of the Participant.
ARTICLE 7
GENERAL PROVISIONS
7.1. NO RIGHT TO PARTICIPATE. No officer or Associate shall have any right to be selected to participate in this Plan.
7.2. NO RIGHT TO EMPLOYMENT. Nothing in this Plan shall interfere with or limit in any way the right of the Company or any Affiliate to terminate any Participant’s employment at any time, nor confer upon any Participant any right to continue in the employ of the Company or any Affiliate.
7.3. WITHHOLDING. The Company or any Affiliate shall have the authority and the right to deduct or withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy federal, state, and local taxes (including the Participant’s FICA obligation) required by law to be withheld with respect to any taxable event arising as a result of this Plan.
7.4. FUNDING. Benefits payable under this Plan to a Participant or to a Beneficiary will be paid by the Company from its general assets. The Company is not required to segregate on its books or otherwise establish any funding procedure for any amount to be used for the payment of benefits under this Plan. The Company may, however, in its sole discretion, set funds aside in investments to meet its anticipated obligations under this Plan. Any such action or set-aside may not be deemed to create a trust of any kind between the Company and any Participant or beneficiary or to constitute the funding of any Plan benefits. Consequently, any person entitled to a payment under this Plan will have no rights greater than the rights of any other unsecured creditor of the Company.
7.5. EXPENSES. The expenses of administering this Plan shall be borne by the Company and its Subsidiaries.

7.6. TITLES AND HEADINGS. The titles and headings of the Sections in this Plan are for convenience of reference only, and in the event of any conflict, the text of this Plan, rather than such titles or headings, shall control.
7.7. GENDER AND NUMBER. Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine; the plural shall include the singular and the singular shall include the plural.
7.8. GOVERNING LAW. To the extent not governed by federal law, this Plan shall be construed in accordance with and governed by the laws of the State of Delaware.
7.9 2006 INCENTIVE PLAN CONTROLS. This Plan is adopted pursuant to and shall be governed by and construed in accordance with the 2006 Incentive Plan. In the event of any actual or alleged conflict between the provisions of the 2006 Incentive Plan and the provisions of this Plan, the provisions of the 2006 Incentive Plan shall be controlling and determinative.
The foregoing is hereby acknowledged as being the Genuine Parts Company Annual Incentive Bonus Plan as adopted by the Committee on March 13, 2009, to be effective as of January 1, 2009.

GENUINE PARTS COMPANY

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